EXHIBIT 10.2

EXECUTIVE TRANSITION AGREEMENT

This agreement (the “Agreement”), dated as of the Effective Date specified below, is by and between CIBER, Inc. (the “Company”) and Peter H. Cheesbrough (the “Executive”).  The Company and Executive shall be referred to collectively as the “Parties” and individually as a “Party.”

Recitals

1.                                        Executive has been employed by the Company and its predecessors since on or about October 31, 2007.

2.                                        Executive and the Company have agreed that Executive’s employment relationship with the Company shall end.

3.                                        Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship on and after the Effective Date.

Agreement

In consideration of the following obligations, the Parties agree as follows.

1.                                        Effective Date and Separation Date.   The “Effective Date” shall mean April 4, 2011 with respect to resignation from all positions with the Company and all affiliates thereof and April 29, 2011 with respect to resignation of all Board memberships of the Company and its affiliates and the “Separation Date” shall mean April 29, 2011.  On March 10, 2011, the Company announced Executive’s resignation from the positions of Executive Vice-President, Chief Financial Officer and Treasurer and member of the board of directors (and any committee thereof) of the Company. The Company may announce the terms of this Agreement when and as it deems appropriate.

2.                                        Payments and Benefits Upon Separation of Employment.

(a)                                  Salary Through Separation Date.  The Company shall pay to Executive, in accordance with Company’s regular payroll practices, Executive’s base salary as defined in Section 2(b) earned through the Separation Date to the extent not already paid as of the Separation Date.

(b)                                 Lump-sum Payment.  Provided Executive’s employment is not terminated for Cause, as defined below and conditioned upon Executive’s execution and delivery to the Company (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A within 21 days following the Separation Date (collectively, the “Conditions”), the Company shall pay to Executive a one-time, lump sum payment in an amount equal to one (1) times the Executive’s Annual Salary and annual bonus at target level in effect on the day of termination, namely $684,000.00,

(the Severance Payment), less legally required withholdings.  This payment shall be made on fifteen (15) business days following the later of (A) Executive’s execution of the attached legal release or (B) expiration of any applicable non-revocation period.

(c)                                  Options, Restricted Stock Units and Long-Term Incentive Plan.

(i)                                     Acceleration of Options and Restricted Stock Units.  Immediately prior to the termination of Executive’s employment, the Company shall cause all unvested in-the-money options and all restricted stock units granted to Executive by the Company to be fully vested as set forth in Exhibit B attached hereto.  Executive shall have the earlier of the option expiration date or two (2) years following Executive’s Separation Date to exercise Executive’s options.

(ii)                                  No other Rights with respect to Long Term Incentive Plans. Except as provided in clause (i) and (ii) of this Section 2(c), following the Effective Date, Executive shall not be eligible to receive any further awards under any of the Company’s Long-Term Incentive Plans.

(d)                                 Insurance.

(i)                                     Continuation of Current Medical Insurance.  Executive’s current benefit elections and coverage shall continue through the Separation Date.  If Executive timely elects to participate in the COBRA program by completing and returning the required paperwork to the Company or the Company’s administrator, as applicable, then the Company will pay COBRA premiums for medical and dental insurance (“COBRA Payments”) on behalf of Executive directly to the COBRA insurance carrier(s) for a period of up to twelve (12) months following the Separation Date (“COBRA Benefit Termination Date”).  Executive’s right to have COBRA Payments made on Executive’s behalf shall terminate as of the earlier of the date on which Executive becomes eligible for substantially similar welfare benefits under another employer’s group benefit plans or the COBRA Benefit Termination Date.  Executive is expected to notify David Plisko, Vice President-Employee Services if other employment is secured or if Executive is covered by another plan prior to the COBRA Benefit Termination Date.

3.                                       Termination of Employment.

Cause.  If Executive’s employment is terminated for Cause, as defined below, the Company shall be required to pay to Executive only (i) Executive’s Base Salary through the date of termination, and (ii) the Other Benefits (as defined in Section 5, below), in each case to the extent theretofore unpaid.

For purposes of this Agreement, “Cause” shall mean:

(i)                                     the willful and continued failure of Executive to perform substantially Executive’s duties with the Company as determined by the Company, in the Company’s reasonable discretion (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Company believes that Executive has not substantially performed

Executive’s duties and which gives Executive a reasonable opportunity to cure the deficiency noted therein; or

(ii)                                  the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)                               conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by Executive with respect thereto; or

(iv)                              a willful material breach by Executive of any material provision of this Agreement; or

(v)                                 a willful violation of any regulatory requirement, or of any material Company policy or procedure; or

(vi)                              Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by Executive.

No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

4.                                        Taxes.  Notwithstanding any other language to the contrary in this Agreement-, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Code to the benefit of Executive otherwise due or payable by Executive under this Agreement if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by Executive. Executive agrees to pay all taxes relating to or arising from any payment made or consideration provided pursuant to this Agreement.  If any taxes, interest or penalties are assessed against the Company in connection with any payment made or consideration provided pursuant to this Agreement, or based on any failure to withhold any sum from any payment made pursuant to this Agreement, the Company shall give notice to Executive.  Upon receiving that notice, Executive shall either pay to the Company the total amount of the assessment, including all taxes, interest and penalties owed, or defend against the assessment, at Executive’s sole expense (excluding penalties arising from the Company’s failure to withhold).  If any assessment is imposed on the Company, Executive shall immediately reimburse the Company for all taxes, interest or penalties paid by the Company (excluding penalties arising from the Company’s failure to withhold).  The Company shall not be obligated to contest the validity of any such assessment or to reimburse Executive for any amounts, including costs and attorneys’ fees, that Executive incurs in contesting the assessment. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed so as to impose on Executive any duty to pay, or to reimburse the Company for, tax liabilities imposed on the Company by law, such as the Company’s obligation to pay its share of FICA for certain payments made to Executive under this Agreement.

5.                                     Non-exclusivity of Rights.  Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the date of termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive any payments or benefits under any severance program other than those that are described and anticipated under this Agreement.

7.                                        Restrictive Covenants.

(a)                                  Protection of Confidential Information.

(i)                                     Definition of “Confidential Information.” “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive.

(ii)                                  Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on the Company’s behalf,

Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)                               Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain the Company’s property.  Except in connection with and in furtherance of Executive’s work on the Company’s behalf or with the Company’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon Company’s request, Executive shall immediately deliver to Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive’s possession or control.  Upon reasonable request of the Company, Executive shall provide the Company with reasonable access to any computer or other device used at any time by Executive, for the sole purpose of deleting from such device all Confidential Information and Confidential Records or to determine whether such Confidential Information and Confidential Records have been properly deleted from such device in accordance herewith.

(b)                                    During Executive’s employment with the Company, and for a period of one year following the Separation Date (the “Restricted Period”), Executive shall not (nor shall Executive cause, encourage or provide assistance to, anyone else to):

(i)                                         Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

(ii)                                      Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee of the Company or any affiliate of the Company of the Company or any affiliate of the Company within the twelve (12) month period immediately preceding Executive’s termination; or

(iii)                                   Solicit directly or indirectly on behalf of Executive or a Competitive Business, information technology services business or similar services rendered by the company to any customer or account of any client to which the Company or any affiliate of the Company shall have rendered service during the twelve (12) month period immediately preceding Executive’s termination; or

(iv)                                  Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

(c)                                     “Competitive Business” means any business that provides services similar to or competitive with the services provided by the Company.  For the purposes of this RC Section, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(d)                                    If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this RC Section is unenforceable, it is the intention of the Parties that this RC Section shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this RC Section in the jurisdiction of the court that has made the adjudication.

(e)                                     Executive acknowledges that the restrictive covenants of this RC Section are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of any of those covenants.  In the event any of the covenants of this RC Section are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

7.                                       Successors.

(a)                                     This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.                                        Prior Agreements.

(a)                                  Except as otherwise provided in this section, all other agreements between Executive and the Company shall be deemed terminated hereby and superseded by this Agreement, and shall hereafter be of no further force or effect.

(b)                                 Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to limit, release, impair or otherwise affect, in any way, Executive’s rights to indemnification and/or defense that Executive had in connection with Executive’s employment with the Company, whether pursuant to any certificate of incorporation, bylaw, policy, insurance contract, or otherwise.

(C)                                Except as modified or contemplated to be modified hereby, the options and restricted stock unit awards granted to Executive by the Company, and the agreements related thereto, shall remain in full force and effect without change.

9.                                        Assistance Following Separation Date.  Executive agrees, during the 12-month period following the Separation Date, to remain reasonably available to respond to reasonable requests for information and assistance on an as-needed, as-requested basis; provided that the Company shall exercise reasonable good faith efforts to limit the extent to which its requests for such information and assistance interfere with Executive’s personal and business commitments; and provided further that Executive shall exercise reasonable, good faith efforts to respond to the Company’s requests for such information and assistance in a timely and complete fashion; provided further that the Company shall reimburse Executive for any reasonable expenses (but shall not pay Executive for the first 40 hours of Executive’s time following the Separation Date) that are approved in advance and incurred by Executive in connection with the performance of such assistance. In no event will the assistance requested exceed 40 hours without mutual agreement. If the Executive is required to spend more than forty (40) hours during the twelve month period following the Separation Date in the performance of such assistance, the Company shall provide Executive with reasonable hourly compensation for any hours in excess of such forty (40) hour threshold.

10                                     Cooperation in Proceedings.  The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during Executive’s employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”).  Executive’s duty of cooperation includes, but is not limited to:  (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of fact of which Executive has personal knowledge obtained during the course of Executive’s relationship with the Company.  The Company’s duty of cooperation includes, but is not limited to providing Executive and Executive’s counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding.  In addition, Executive agrees to promptly notify the Company’s General Counsel of any requests for information or testimony that Executive receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify

Executive of any requests for information or testimony that it receives relating to Executive.  Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.  The Company shall exercise reasonable good faith efforts to minimize the extent to which its requests for cooperation pursuant to this section conflict with Executive’s prior professional and personal commitments, and shall reimburse Executive for the expenses (but shall not pay Executive for the first 40 hours of Executive’s time) that Executive reasonably and necessarily incurs in honoring Executive’s duty of cooperation under this section, provided that Executive has secured the Company’s prior consent to incur such expenses. If the Executive is required to spend more than forty (40) hours during the twelve month period following the Separation Date in the performance of such assistance, the Company shall provide Executive with reasonable hourly compensation for any hours in excess of such forty (40) hour threshold.

11.                         Legal Releases.

(a)                                  Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability.  Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence.  Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.

(b)                                 The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation therefrom (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; o] (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification by the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which the Company is not aware as of the Effective Date because of willful concealment by Executive.  The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company.  the Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Agreement.

(c)           In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this section entitled “Legal Releases” (“LR Section”) that such Party may have and not now know or suspect to exist in Executive’s or its favor against any other Party and that this Agreement extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released.   Notwithstanding any other provision of this LR Section, however, nothing in this LR Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Agreement.

(d)           Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement.  For a period of seven days after the Effective Date, Executive may, in Executive’s sole discretion, rescind this Agreement, by delivering a written notice of rescission to Company’s General Counsel.  If Executive rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

12.           Additional Representation and Covenant.  Executive represents and warrants that as of the Effective Date, Executive is unaware of any facts or circumstances relating to the Company’s business that Executive believes suggest or support a claim of wrongdoing or illegal conduct of any kind by the Company or any employee, officer or director thereof, except as previously disclosed to the Company by Executive in writing.  Executive covenants that, to the extent permitted by law, following the Effective Date Executive will not take any action, or encourage any other person to take any action with the intent of, calculated or known to Executive to likely to result in the initiation or an inquiry, investigation or other action concerning the Company by any federal, state or local governmental body or agency, and that were Executive to do so Executive would commit a material breach and default under this Agreement, for which the Company would be entitled to all remedies available to the Company pursuant to applicable law, including specific performance of this covenant.

13.          Non-Disparagement.

(a)            Executive covenants never to disparage or speak ill of the Company or any Company product or service, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future Company employee, officer or director.

(b)            The Company covenants that no Company officer or director shall, while employed by or while serving on the board of directors of the Company, disparage or speak ill of Executive, nor shall any such person, while employed by or while serving on the board of directors of the Company, at any time harass or behave unprofessionally toward Executive.

14.          Miscellaneous.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company,

If to the Company:	CIBER, Inc.
6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
Attn.: General Counsel

or to such other address as either Party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)            All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

(e)            Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)             All covenants and warranties contained in this Agreement are contractual and shall survive the closing of the Agreement.

(g)            In the event of any dispute relating to or arising from this Agreement, the Party substantially prevailing therein shall recover the costs and expenses that it incurred in connection with the dispute, including reasonable attorneys’ fees.

(h)            All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

(i)             This Agreement may b executed in counterparts, or by copies transmitted by facsimile, all of which shall be given the same force and effect as the original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		CIBER, INC.

/s/ Peter C. Cheesbrough		By:	/s/ David C. Peterschmidt

Date:	March 7, 2011	Date:	March 7, 2011

EXHIBIT A

Supplemental Legal Release

This Supplemental Legal Release (“Supplemental Release”) is between CIBER, Inc. (the “Company”) and Peter H. Cheesbrough (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A.            Executive and the Company are parties to a Executive Transition Agreement to which this Supplemental Release is appended as Exhibit A (the “Transition Agreement”).

B.            Executive wishes to receive the benefits described in Section 2 of the Transition Agreement.

C.            Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Separation Date of April 29, 2011.

Agreement

The Parties agree as follows:

1.             Confirmation of Section 2 Obligations.  The Company shall pay or provide to Executive the payments and benefits, as, when and on the terms and conditions specified in the Transition Agreement.

2.             Legal Releases

(a)           Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Final Separation Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Final Separation Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability.  Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence.  Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.

(b)           The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation therefrom (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to:  (i) any rights arising under this Agreement; o] (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification by the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Final Separation Date of which the Company is not aware as of the Final Separation Date because of willful concealment by Executive.  The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company.  the Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Agreement.

(c)           In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this Section 2 that such Party may have and not now know or suspect to exist in Executive’s or its favor against any other Party and that this Agreement extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released.   Notwithstanding any other provision of this Section 2, however, nothing in this Section 2 is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Agreement.

(d)           Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement.  For a period of seven days after the Effective Date, Executive may, in Executive’s sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Company’s General Counsel.  If Executive rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven calendar days after the day Executive signs this Agreement, this Agreement shall become final and binding and shall be irrevocable.

3.       Executive acknowledges that Executive has received all compensation to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in Section 2 of the Transition

Agreement.

4.       Executive agrees that the only thing of value that Executive will receive by signing this Supplemental Release is the payments and benefits described in Section 2 of the Transition Agreement.

5.       The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.

[SIGNATURES FOLLOW]

NOTE:  DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

EXECUTIVE	CIBER, INC.

By:

Date:	Date:

Exhibit B

to the Executive Transition Agreement

Dated March 7, 2011

Between Peter H. Cheesbrough and CIBER, Inc.

Peter Cheesbrough

RESTRICTED STOCK OPTIONS

GRANT DATE	VEST DATES	GRANTED # SHARES	UNVESTED

11/6/2008	11/6/2009	5,000	0
	11/6/2010	5,000	0
	11/6/2011	5,000	5,000

1/27/2009	4/29/2009	1,250	0
	4/29/2010	1,250	0

1/27/2009	4/29/2011	1,250	0
	3/3/2010	800	0
	3/3/2011	800	0

3/3/2009	3/3/2012	800	800

3/9/2009	3/9/2010	5,000	0
	3/9/2011	5,000	0
	3/9/2012	5,000	5,000

11/5/2010	11/5/2012	37,500	37,500
	11/5/2013	37,500	37,500

2/28/2011	2/28/2011	1,980	0
	2/28/2012	1,980	1,980
	2/28/2013	1,980	1,980

		117,090	89,760

STOCK OPTIONS

GRANT DATE	STRIKE PRICE	ORIGINAL GRANT	UNVESTED
11/9/2007	$7.06	50,000	12,500
3/3/2009	$2.15	7,200	2,400
1/31/2010	$3.23	17,820	11,880
4/23/2010	$4.18	5,000	2,500
		80,020	29,280